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                                  EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Evercel, Inc.:


     We consent to the inclusion and incorporation by reference in the registration statement (No. 333-33090) on Form S-3 of Evercel, Inc. of our report dated March 22, 2000 relating to the balance sheets of Evercel, Inc. as of December 31, 1999 and October 31, 1999 and 1998 and the related statements of income (loss), changes in shareholders' equity and cash flows for the two months ended December 31, 1999 and for each of the years in the three-year period ended October 31, 1999, and to the reference to our firm under the headings "Selected Financial Data" and "Experts" in the Prospectus.


                                          /s/ KPMG LLP
                                          --------------------------------------
                                          KPMG LLP

Stamford, CT

April 6, 2000